EXHIBIT 99.2
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                     JMB INCOME PROPERTIES, LTD.-V

         AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

     Amended and Restated Agreement of Limited Partnership dated as of July 15, 1977 among JMB PROPERTIES-V, INC., NEIL G. BLUHM and JUDD D. MALKIN, as General Partners, JMB REALTY CORPORATION, as the Initial Limited Partner, and those persons who shall hereafter be admitted as Additional Limited Partners.

     In consideration of the mutual promises made herein, the parties, intending to be legally bound, hereby agree as follows:


                              ARTICLE ONE
                             DEFINED TERMS

     The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article One. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

     "Accountants" means Peat, Marwick, Mitchell & Co. or such other nationally recognized firm of independent certified public accountants as shall be engaged by the Managing General Partner for the Partnership.

     "Acquisition Fees" means the total of all fees and commissions paid by any person to any person, including the Managing General Partner or Affiliates, in connection with the selection, purchase, construction or development of any Property by the Partnership, whether designated as a real estate commission, acquisition fee, finder's fee, selection fee, development fee, construction fee, non-recurring management fee, consulting fee or any fee of similar nature however designated and however treated for tax or accounting purposes.

     "Additional Limited Partners" means those Persons admitted to the Partnership pursuant to Section 3.3 hereof.

     "Adjusted Capital Contributions" means, for each fiscal quarter, the Limited Partners' Capital Contributions reduced by all distributions of Sale or Refinancing Proceeds made to the Limited Partners up to and including any such distributions for such fiscal quarter (except that any such distributions of Sale or Refinancing Proceeds shall not reduce the Limited Partners' Capital Contributions if and to the extent that such distributions were necessary at the time of distribution to compensate for any deficiency in the amount of Disbursable Cash distributed to the Limited Partners pursuant to Section 4.2(i)(a)).

     "Affiliate" or "Affiliated Person" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest and (iv) any relative or spouse of the specified Person. Affiliate or Affiliated Person of the Partnership or the General Partners does not include a Person who is a partner in a partnership or joint venture with the Partnership or any other Affiliated Person if such Person is not otherwise an Affiliate or Affiliated Person of the Partnership or the General Partners.


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     "Agreement" means this Agreement of Limited Partnership, as originally executed and as amended from time to time, as the context requires. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

     "Capital Contribution" means the total amount of money contributed to the Partnership (prior to the deduction of any selling commissions or expenses) by all the Partners or any class of Partners or any one Partner as the case may be (or the predecessor holders of the Interests of such Partners or Partner) reduced, in the case of the Limited Partners, by any return of funds to the Limited Partners pursuant to Section 3.4D.

     "Cash Flow" means, with respect to any fiscal period, cash receipts from operations, including any lease payments on net leases from builders and sellers, without deduction for depreciation, but after deducting cash receipts used to pay Operating Expenses, Debt Service and capital expenditures with respect to Properties.

     "Code" means the Internal Revenue Code of 1954, as amended (or any corresponding provision or provisions of succeeding law).

     "Consent" means either the consent given by vote at a meeting called and held in accordance with the provisions of Section 10.1 hereof or the prior written consent, as the case may be, of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.

     "Debt Service" means all payments required to be made in connection with any loan to the Partnership or any other loan secured by a lien on any of the Properties.

     "Disbursable Cash" means, with respect to any fiscal period, Cash Flow less any amounts set aside from Cash Flow for the restoration or creation of Reserves.

     "General Partners" means JMB Properties-V, Inc., Neil G. Bluhm and Judd D. Malkin, or any Person or Persons who, at the time of reference thereto, has been admitted, as herein provided, as a successor to the Interest of any of them or as an additional General Partner, in each such Person's capacity as a General Partner.

     "Individual General Partners" means Neil G. Bluhm and Judd D. Malkin in their capacity as General Partners, so long as they shall be General Partners and thereafter shall mean any such Person as shall be admitted, as herein provided, as a successor General Partner, in his capacity as such, to Neil G. Bluhm or Judd D. Malkin or any successor to his Interest.

     "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement. Reference to a majority or specified percentage in interest of the Limited Partners means Limited Partners whose combined Capital Contributions represent over 50% or such specified percentage, respectively, of the Capital Contributions of all Limited Partners.

     "Limited Partner" means any Person who is a Limited Partner (whether the Initial Limited Partner, an Additional Limited Partner or a Substituted Limited Partner) at the time of reference thereto, in such Person's capacity as a Limited Partner of the Partnership.

     "Managing General Partner" means JMB Properties-V, Inc., in its capacity as a General Partner, so long as it shall be a General Partner and thereafter shall mean such Person as shall be admitted, as herein provided, as a successor General Partner, in its capacity as such, to JMB
Properties-V, Inc. or any successor to its Interest or any portion thereof.

     "Notification" means a writing, containing the information required by this Agreement to be communicated to any Person, sent by registered, certified or regular mail, postage prepaid, to such Person at the last known address of such Person. The date of registry thereof or the date of the certified receipt therefor in the case of registered or certified mail shall be deemed the date of receipt of Notification; provided, however, that any communication containing such information sent to such Person and actually received by such Person shall constitute Notification for all purposes of this Agreement.

     "Operating Expenses" means, with respect to any fiscal period, except to the extent paid with cash withdrawn from Reserves therefor, the amount of cash disbursed in such period in order to obtain all cash receipts during such period not arising from any Sale or Refinancing, including all cash expenses (such as advertising and promotional, management, salary, utility, repair and maintenance, accounting, statistical or bookkeeping service and computing or accounting equipment use, travel and telephone expenses but not including any overhead expenses or any salaries paid by the Managing General Partner to its officers and directors). "Operating Expenses" shall not include any amounts payable to the General Partners under Section 5.1D.

     "Partner" means any General Partner or Limited Partner

     "Partnership" means the limited partnership formed pursuant to this Agreement by the parties hereto, as said limited partnership may from time to time be constituted.

     "Person" means any individual, partnership, corporation, trust or other entity.

     "Profits for Tax Purposes" and "Losses for Tax Purposes" means, at all times during the existence of the Partnership, the income or loss of the Partnership (including the Partnership's share of income or loss of any partnership, venture or other entity which owns a particular Property) for Federal income tax purposes determined as of the close of the Partnership's fiscal year, including, without limitation, each item of Partnership income, gain, loss, deduction or credit.

     "Properties" means the properties described as such in the Prospectus, or properties not so described but which are purchased out of Capital Contributions or out of the proceeds (other than Sale or Refinancing Proceeds) of a disposition of property by the Partnership, and all improvements thereon and all repairs, replacements or renewals thereof, together with all personal property acquired by the Partnership which is from time to time located thereon or specifically used in connection therewith. In the case of any Property owned by another partnership or joint venture in which the Partnership shall be a partner, the term "Properties" shall include any Property which is so owned.

     "Prospectus" means the prospectus contained in the registration statement filed with the Securities and Exchange Commission for the registration of Additional Limited Partners' Interests under the Securities Act of 1933, in the final form in which said prospectus is filed with said Commission and as thereafter supplemented pursuant to Rule 424 under said Act.

     "Purchase Price" means the sum of the prices paid for all of the Properties plus all costs of improvements, if any, reasonably and properly allocable to the Properties but, however, excluding any "points" or prepaid interest payable thereon, if any.

     "Reserves" means, with respect to any fiscal period, payments made or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managing General Partner for working capital and to pay taxes, insurance, Debt Service, repairs, replacements or renewals, or other costs and expenses, incident to the ownership or operation of the Properties.

     "Sale or Refinancing" means any Partnership transaction (other than the receipt of Capital Contributions) not in the ordinary course of its business, including, without limitation, sales, exchanges or other dispositions of real or personal property, condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds) or any borrowings or mortgage refinancings. The disposition of a Property of the Partnership by transfer back to the seller or an affiliate thereof, whether in the form of a rescission, exchange or resale or pursuant to an option or other similar arrangement entered into at or prior to the time of taking title to the Property, shall not, if the proceeds from such transfer back are reinvested in another Property, constitute a Sale or Refinancing and shall not result in Sale or Refinancing Proceeds. Sale or Refinancing shall not include a sale permitted under Section 5.3A(vi), and no such sale shall result in Sale or Refinancing Proceeds.

     "Sale or Refinancing Proceeds" means all cash receipts arising from a Sale or Refinancing less the following:

           (i) the amount of cash paid or to be paid in connection with such Sale or Refinancing (which shall include, with regard to damage recoveries or insurance or condemnation proceeds, cash paid or to be paid in connection with repairs, replacements or renewals, in the discretion of the Managing General Partner, relating to damage to or partial condemnation of the affected Property);

           (ii) the amount necessary for the payment of all debts and obligations of the Partnership related to the particular Sale or Refinancing;

           (iii) the amount considered appropriate by the Managing General Partner to provide reserves to pay taxes, insurance, Debt Service, repairs, replacements or renewals, or other costs and expenses of the Partnership (including costs of improvements or additions in connection with any Property) or to provide for the purchase of the underlying land in connection with any Property; and

           (iv) any amount considered appropriate by the Managing General Partner to purchase any interest in a joint venture partnership which owns a particular Property, which interest is owned by a joint venture partner.

     "Substituted Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 7.2.


                              ARTICLE TWO
         FORMATION, NAME, PLACE OF BUSINESS, PURPOSE AND TERM

SECTION 2.1  Formation

     The parties hereto hereby form a limited partnership pursuant to the provisions of the Uniform Limited Partnership Act of the State of Illinois.

SECTION 2.2  Name, Place of Business

     The Partnership shall be conducted under the name and style of JMB INCOME PROPERTIES, LTD.-V. The place of business and principal office of the Partnership, unless changed by the Managing General Partner, shall be 875 North Michigan Avenue, Chicago, Illinois 60611. Notification of any such change in the Partnership's place of business and principal office shall be given to the Limited Partners.

SECTION 2.3  Purpose

     The purpose and character of the business of the Partnership is to acquire, hold, maintain, operate, sell, lease, dispose of and otherwise invest in and deal with the Properties and to engage in any other activities related or incidental thereto. The Partnership shall not engage in any other business or activity.

SECTION 2.4  Term

     The Partnership shall commence on the date of first filing, with the appropriate authority of the State of Illinois, of a Certificate of Limited Partnership pursuant to the Uniform Limited Partnership Act of the State of Illinois and shall continue in full force and effect until December 31, 2026 or until dissolution prior thereto pursuant to the provisions hereof.


                             ARTICLE THREE
                         PARTNERS AND CAPITAL

SECTION 3.1  General Partners

     The names, addresses and Capital Contributions of the General Partners of the Partnership are as set forth in Schedule A attached hereto and hereby incorporated herein. Except as set forth in Section 8.2, the General Partners, as such, shall not make any additional Capital
Contribution to the Partnership.

SECTION 3.2  Initial Limited Partner

     The name, address and Capital Contribution (which may be expressed as the number of Interests held) of the Initial Limited Partner are as set forth in Schedule A attached hereto and hereby incorporated herein.

SECTION 3.3  Additional Limited Partners

     A. The Managing General Partner is authorized (subject to the receipt of the written commitment of JMB Realty Corporation referred to in
Section 5.5C) to admit to the Partnership Additional Limited Partners if, after the admission of such Additional Limited Partners, the Capital Contributions of all Limited Partners would be not less than $10,805,000 and not more than such maximum amount (not to exceed $38,505,000) as the Managing General Partner shall determine.

     B. The Capital Contribution of each Additional Limited Partner shall be not less than $5,000 and may be such greater integral multiple of $1,000 as such Additional Limited Partner and the Managing General Partner shall agree upon. Such Capital Contribution shall be made in cash.

     C. Each Additional Limited Partner shall, as a condition of being admitted to the Partnership, satisfy the conditions of Section 11.2. The names and addresses of the Additional Limited Partners and their Capital Contributions (which may be expressed as the number of Interests held) shall be set forth in Schedule A attached hereto, as amended from time to time, and hereby incorporated herein.

     D. All subscriptions for Interests shall be accepted or rejected by the Partnership within 30 days of receipt by the Partnership, and if rejected all subscription funds will be returned to the subscriber forthwith. If not rejected within 30 days of receipt by the Partnership, any subscription shall be deemed to be accepted. No General Partner or Affiliated Person of a General Partner or any underwriter, dealer or salesmen of Interests shall directly or indirectly pay or award any finder's fee, commission or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Interests; provided, however, that this provision shall not prohibit the normal selling commission payable to a registered broker-dealer or other properly licensed person for selling Interests (including Affiliated Persons of the General Partners).

SECTION 3.4  Partnership Capital

     A. No Partner shall be paid interest on any Capital Contribution; provided, however, that if the offering of Interests is not consummated subscription proceeds will be returned with a pro rata portion of any interest earned thereon.

     B. No Partner shall have the right to withdraw, or receive any return of, his Capital Contribution, except as may be specifically provided herein.

     C.    Under circumstances requiring a return of any Capital
Contribution, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

     D. In the event that any portion of the Limited Partners' Capital Contributions is not invested or committed for investment within 24 months from the date of effectiveness of the Prospectus (except for any amounts utilized to pay Operating Expenses, and amounts set aside for Reserves), such portion of Capital Contributions shall be distributed to the Limited Partners by the Partnership as a return of capital, without reduction for any Acquisition Fee which would have been payable to JMB Realty Corporation if such portion of the Limited Partners' Capital Contributions had been invested and without reduction for any fee paid with respect to such Capital Contributions by the Partnership to Merrill Lynch, Pierce, Fenner & Smith Incorporated; provided, however, that any such funds distributable to Limited Partners hereunder may be reduced by the proportionate amount of any fee paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated in the event that, for any reason, the General Partners shall submit a proposed investment to a vote of Limited Partners resulting in the disapproval of such investment by the Limited Partners, thereby requiring a return of uninvested funds under this Section 3.4D. JMB Realty Corporation (the parent company of the Managing General Partner) shall undertake, in a written commitment to be received by the Partnership prior to the admission of Additional Limited Partners under Section 3.3A, to provide any funds necessary to permit the Partnership to distribute to the Limited Partners a refund of any such fee paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated. For the purpose of this Agreement, funds will be deemed to have been committed to investment and will not be returned to the Limited Partners to the extent written agreements in principle, commitment letters, letters of intent or understanding, option agreements or any similar contracts or understandings were at any time executed, regardless of whether any such investment may or may not be consummated, and to the extent any funds have been reserved to make contingent payments in connection with any property, regardless of whether any such payments may or may not be made.

SECTION 3.5  Liability of Partners

     No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. A Limited Partner shall be liable only to make his Capital Contribution and shall not be required to lend any funds to the Partnership or, after his Capital Contribution shall have been paid, to make any further capital contribution to the Partnership. No General Partner shall have any personal liability for the repayment of the Capital Contribution of any Limited Partner. It is the intent of the Partners that no distribution (or any part of any distribution) made to any Limited Partner pursuant to Section 4.1 of this Agreement shall be deemed a return or withdrawal of capital, even if such distribution represents (in full or in part) a distribution of depreciation or any other non-cash item accounted for as a loss or deduction from or offset to the Partnership's income, and that no Limited Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partners.

                             ARTICLE FOUR
      DISTRIBUTIONS OF INCOME; ALLOCATIONS OF PROFITS AND LOSSES

SECTION 4.1  Distributions of Disbursable Cash

     All Disbursable Cash of the Partnership for any fiscal quarter prior to the first fiscal quarter following the termination of the offering of Interests to the public as contemplated by Section 3.3 shall be distributed to the Limited Partners pursuant to Section 4.4F. Beginning with the first fiscal quarter following the termination of the offering of Interests to the public as contemplated by Section 3.3, all Disbursable Cash of the Partnership for each fiscal year shall be paid or distributed quarterly within 60 days after the close of each fiscal quarter as follows:

           (i) first, Disbursable Cash for such fiscal quarter shall be distributed to the Limited Partners and the General Partners in the same respective proportions in which they are allocated Profits or Losses for Tax Purposes under Section 4.3C (i.e. 97% to the Limited Partners and 3% to the General Partners) until the Limited Partners have received cumulative distributions for such fiscal year equal to 7% of the average of their Adjusted Capital Contributions for such fiscal quarter and for any preceding fiscal quarters of such fiscal year (or such preceding fiscal quarters of such fiscal year to which this Section 4.1(i) applies); and

           (ii) second, Disbursable Cash for such fiscal quarter remaining after the distribution pursuant to Section 4.1(i) shall be distributed to the General Partners until the General Partners have received distributions for such fiscal year (under Section 4.1(i) and this Section 4.1(i)) equal to 5% of all Disbursable Cash distributed to all of the Partners for such fiscal year pursuant to Section 4.1(i) and this
Section 4.1(ii); and

           (iii) third, Disbursable Cash for such fiscal year remaining after the distributions made pursuant to Sections 4.1(i) and 4.1(ii) shall be paid to the Managing General Partner (as a part of its incentive management fee for its overall supervisory services for the Partnership) until the Managing General Partner has received such payments for such fiscal year (under this Section 4.1 (iii)) equal to 1.5% of all Disbursable Cash paid to the Managing General Partner pursuant to this Section 4.1(iii) and distributed to the Partners pursuant to Sections 4.1(i) and 4.1(ii); and

           (iv) fourth, Disbursable Cash for such fiscal quarter remaining after the distributions made pursuant to Sections 4.1(i) and 4.1(ii) and the payments made pursuant to Section 4.1(iii) shall be distributed to the Limited Partners until the Limited Partners have received cumulative distributions for such fiscal year (under Section 4.1(i) and this Section 4.1(iv)) equal to 7.25% of their Adjusted Capital Contributions for such fiscal quarter and for any preceding fiscal quarters of such fiscal year (or such preceding fiscal quarters of such fiscal year to which this Section 4.1(iv) applies); and

           (v) fifth, Disbursable Cash for such fiscal quarters remaining after the distributions pursuant to Sections 4.1(i), 4.1(ii), and 4.1(iv) and the payments pursuant to Section 4.1(iii) shall be paid to the Managing General Partner (as additional incentive management fee for its overall supervisory services for the Partnership) until the Managing General Partner has received such payments for such fiscal year (under
Section 4.1(iii) and this Section 4.1(v)) equal to 5% of all Disbursable Cash paid to the Managing General Partner pursuant to Sections 4.1(iii) and this Section 4.1(v) and distributed to all of the Partners for such fiscal year pursuant to Sections 4.1(i), 4.1(ii) and 4.1(iv); and

           (vi) sixth, Disbursable Cash for such fiscal quarter remaining after the distributions pursuant to Sections 4.1(i), 4.1(ii) and 4.1(iv) and the payments made pursuant to Sections 4.1(iii) and 4.1(v), shall be distributed 90% to the Limited Partners and 5% to the General Partners (as part of their distributive share of Disbursable Cash), and the remaining 5% shall be paid to the Managing General Partner (as additional incentive management fee for its overall supervisory services for the Partnership).

     Amounts distributable to the Limited Partners under Sections 4.1(i) and 4.1(iv) in excess of 90% of Disbursable Cash being paid or distributed with respect to the first three quarters in any fiscal year shall not include such amounts as the Managing General Partner reasonably estimates may be distributable or payable to the General Partners for such fiscal year under this Section 4.1.

SECTION 4.2  Distributions of Sale or Refinancing Proceeds

     All Sale or Refinancing Proceeds shall be distributed as follows:

           (i) first, to the Limited Partners in an amount equal to (a) the sum of the amounts by which, for each fiscal year commencing with 1978, the amount of Disbursable Cash distributed to the Limited Partners pursuant to Section 4.1 for such year was less than 7% of the average of their Adjusted Capital Contributions as computed in Section 4.1 above (and for the purposes of the computation of such deficiency, the amount by which distributions of Disbursable Cash for any year were in excess of 7% of the average of the Adjusted Capital Contributions of Limited Partners shall be credited to reduce any deficiency for any other year) less (b) the sum of all previous distributions made to the Limited Partners out of Sale or Refinancing Proceeds pursuant to this Section 4.2(i);

           (ii) second, to the Limited Partners, to the extent that all previous distributions to them under this Section 4.2(u) (including the excess, if any, of the amount determined pursuant to Section 4.2(i) (b) over the amount determined pursuant to Section 4.2(i) (a)) do not equal their Capital Contributions; and

           (iii) third, in the case of sales of Properties by the Partnership or by a partnership, venture or other entity which owns a particular Property, subject to the limitation set forth in the last sentence of Section 5.3A(i), an amount to the General Partners equal to
 .75% of the selling price of the Property being sold plus up to .75% of the aggregate selling prices of Properties previously sold to the extent the General Partners have not previously received such .75% of the selling prices of such Properties by reason of clauses (i) and (ii) of this Section
4.2 (the selling price or prices of all such Properties to include the amount of any indebtedness to which such Property or Properties are subject or which is assumed by the buyer); and

           (iv) fourth, the balance 85% to the Limited Partners and 15% to the General Partners.

SECTION 4.3  Profits and Losses for Tax Purposes

     A. The Profits and Losses for Tax Purposes of the Partnership shall he determined and allocated with respect to each fiscal year of the Partnership as of, and within 75 days after, the end of such year.

     B. All Profits or Losses for Tax Purposes with respect to the year 1976 shall be allocated 99% to the Initial Limited Partner and 1% to the General Partners. All Profits or Losses for Tax Purposes with respect to the year 1977 prior to the first date upon which subscription proceeds are initially received out of the escrow account described in the Prospectus and Additional Limited Partners are admitted to the Partnership shall be allocated 3% to the Initial Limited Partner and 97% to the General Partners. Such Profits or Losses for Tax Purposes shall be determined on the basis of an interim closing of the Partnership's books on a cash basis on such date.

     C. Except as provided in Section 4.3B, all Profits or Losses for Tax Purposes, other than those arising from the occurrence of a Sale or Refinancing, shall be allocated 3% to the General Partners and 97% to the Limited Partners.

     D. Except as provided in Section 4.3B, Losses for Tax Purposes arising from the occurrence of a Sale or Refinancing shall be allocated 99% to the Limited Partners and 1% to the General Partners.

     E. Except as provided in Section 4.3B, Profits for Tax Purposes arising from the occurrence of a Sale or Refinancing shall be allocated as follows:

           (i) first, Profits for Tax Purposes in the amount of the greater of (a) 1% of such Profits for Tax Purposes or (b) the amount distributable to the General Partners as Sale or Refinancing Proceeds under
Section 4.2 shall be allocated to the General Partners; and

           (ii) second, Profits for Tax Purposes remaining after the allocation provided for in Section 4.3E(i) shall be allocated to the Limited Partners.

SECTION 4.4  Determinations of Allocations and Distributions Among Partners

     A. Except as provided in Section 4.4F, all Profits and Losses for Tax Purposes allocable to the Limited Partners and all Disbursable Cash and Sale or Refinancing Proceeds distributable to the Limited Partners shall be allocated or distributed, as the case may be, to each Limited Partner entitled to such distribution or allocation in the ratio which the Capital Contribution of such Limited Partner bears to the total Capital Contributions of all Limited Partners entitled to such distribution or allocation.

     B. Except as provided in Sections 4.4C and 4.4F, all Profits and Losses for Tax Purposes not arising from a Sale of Refinancing allocable to the Limited Partners shall be allocated, and all Disbursable Cash distributable to the Limited Partners shall be distributed, as the case may be, to the Persons recognized by the Partnership as the holders of Interests as of the last day of the fiscal period for which such allocation or distribution is to be made.

     C. All Profits or Losses for Tax Purposes not arising from a Sale or Refinancing for a calendar year allocable to any Interest which may have been transferred during such year shall be allocated between the transferor and the transferee based upon the number of quarterly periods that each was recognized (in accordance with Section 7.2D) as the holder of the Interest for purposes of this Section, without regard to the results of Partnership operations during particular quarterly periods of such calendar year and without regard to whether cash distributions were made to the transferor or transferee.

     D. All Profits or Losses for Tax Purposes arising from a Sale or Refinancing allocable to the Limited Partners shall be allocated, and all Sale or Refinancing Proceeds arising from such Sale or Refinancing distributable to the Limited Partners shall be distributed, as the case may be, to the Persons recognized as the holders of Interests for this purpose as of the date of such Sale or Refinancing in accordance with Section 7.2D.

     E. The General Partners' distributive share of Disbursable Cash, all Sale and Refinancing Proceeds distributable to the General Partners, and all Profits for Tax Purposes and Losses for Tax Purposes allocable to the General Partners (whether or not arising from a Sale or Refinancing) shall be distributed or allocated, as the case may be, 90% to the Managing General Partner and 5% to each of the Individual General Partners.

     F. All Disbursable Cash for any fiscal quarter prior to the first fiscal quarter following the termination and final closing of the offering of Interests to the public as contemplated by Section 3.3 shall be allocated and distributed to the Limited Partners (within 60 days after the close of such fiscal quarter) as follows: Each Limited Partner shall receive a percentage of the total amount of such Disbursable Cash for each such fiscal quarter equal to the percentage represented by a fraction, the numerator of which is the number of Escrow Deposit Days credited to such Limited Partner and the denominator of which is the number of Escrow Deposit Days credited to all of the Limited Partners with respect to such fiscal quarter. For the purposes of this Section 4.4F, the number of "Escrow Deposit Days" which are credited to a Limited Partner for such fiscal quarter shall be, if such Limited Partner is an Additional Limited Partner, equal to the product of (a) the number of days from and including the first day following the day on which subscription proceeds received from such Limited Partner in cash for the purchase of Interests are deposited in the escrow account described in the Prospectus (or the first day of such fiscal quarter if such Limited Partner became an Additional Limited Partner during a fiscal quarter prior to such fiscal quarter), through the last day of such fiscal quarter, multiplied by (b) the number of Interests purchased by such Limited Partner with such subscription proceeds and shall be, if such Limited Partner is the Initial Limited Partner (with respect to Interests purchased as the Initial Limited Partner) equal to the product of (x) the number of days from and including the initial effective date of the Prospectus (or the first day of such fiscal quarter if any Additional Limited Partners were admitted to the Partnership prior to such fiscal quarter), through the last day of such fiscal quarter, multiplied by (y) the number of Interests purchased by the Initial Limited Partner.

     G. In the event that there is more than one closing date on which Additional Limited Partners are admitted to the Partnership as a result of the Partnership's offering of Interests as contemplated by Section 3.3, all Profits or Losses for Tax Purposes allocable to the Limited Partners for the period from any such closing date through the next succeeding closing date will be allocated in accordance with Section 4.4A solely to the Limited Partners admitted to the Partnership as of or prior to such preceding closing date. Profits or Losses for Tax Purposes incurred for the period from any such closing date through the next succeeding such closing date will be allocated on the basis of an interim closing of the Partnership's books on a cash basis on such closing dates.


                             ARTICLE FIVE
             RIGHTS, POWERS AND DUTIES OF GENERAL PARTNERS

SECTION 5.1  Management and Control of the Partnership

     A. Subject to the Consent of the Limited Partners where required by this Agreement, the General Partners, within the authority granted to them under this Agreement, shall have the exclusive right to manage the business of the Partnership and are hereby authorized to take any action of any kind and to do anything and everything they deem necessary in accordance with the provisions of this Agreement.

     B. Except as expressly provided herein, the authority of the General Partners to manage the business of the Partnership shall be exercised only by the Managing General Partner and, except as expressly provided herein, no General Partner other than the Managing General Partner shall have any control over Partnership business.

     C. No Limited Partner (except one who may also be a General Partner, and then only in its capacity as General Partner within the scope of his authority hereunder) shall participate in or have any control over the Partnership business or shall have any authority or right to act for or bind the Partnership. The Limited Partners hereby Consent to the exercise by the Individual General Partners and the Managing General Partner of the powers respectively conferred on them and it by this Agreement.

     D. As compensation for its overall supervisory services with respect to the Partnership, the Partnership shall pay to the Managing General Partner an incentive management fee as provided in Section 4.1(iii), Section 4.1(v) and Section 4.1(vi).

     E. All of the Partnership's expenses shall be billed directly to and paid by the Partnership. Reimbursements (other than for organization and offering expenses) to the General Partners or any Affiliates shall not be allowed, except for reimbursement of the actual cost to the General Partners or such Affiliates of goods and materials used for or by the Partnership and except as provided in this Section 5.1E. Expenses incurred by the General Partners or such Affiliates in connection with the administration of the Partnership, including, but not limited to, salaries, rent and such other items generally constituting General Partners' overhead, shall not be charged to the Partnership. Reimbursement of the actual costs to the General Partners and such Affiliates of travel expenses shall be limited as follows: the amount of such reimbursement plus the amount of Acquisition Fees paid to any party in connection with the acquisition of the Properties and the amounts distributed or paid to the General Partners under Sections 4.1 and 5.1D will not exceed (a) 18% of the gross proceeds of the offering (or, if less, the real estate commissions or Acquisition Fees customarily charged in arm's length transactions by others in the same geographical location for comparable property to that acquired by the Partnership), and (b) 10% of the total amount of Disbursable Cash distributed or paid pursuant to Sections 4.1 and 5.1D. In addition, such reimbursement as to expenses relating to the acquisition of the Properties will not be made if and to the extent that such expenses, when combined with the Acquisition Fees, exceed 6% of the Purchase Price of all of the Properties acquired. The reimbursement for expenses provided for in this
Section 5.1E shall be made to the General Partners regardless of whether any distributions are made to the Limited Partners under the provisions of
Section 4.1.

     F. The Managing General Partner shall initially, upon completion of the offering contemplated by the Prospectus, establish reserves for working capital and to pay taxes, insurance, Debt Service, repairs, replacements or renewals, or other costs and expenses incident to the ownership or operation of the Properties and for such other purposes as the Managing General Partner may determine, in an amount equal to not less than 2% of the gross proceeds of such offering and thereafter shall maintain such reserves in such amounts as the Managing General Partner deems appropriate under the circumstances from time to time.

SECTION 5.2  Authority of the Managing General Partner

     A. Except to the extent otherwise provided herein, the Managing General Partner for, and in the name and on behalf of, the Partnership is hereby authorized:

           (i) to acquire by purchase, lease, exchange or otherwise any real or personal property (including the Properties) which may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership; provided, however, that real property shall not be acquired at a cost to the Partnership (which cost shall include any Acquisition Fees) in excess of its market value as determined by an appraisal prepared by a competent independent appraiser, and further provided that investments by the Partnership in other partnerships or ventures shall be limited to partnerships or ventures which own and operate a particular property in which the Partnership or an Affiliate of any General Partner or both acquires a controlling interest and which do not involve duplicate property management or other fees and provided, in addition, that the Partnership will not devote more than 10% of the gross proceeds of the offering to the purchase of unimproved land or non-income producing property. For purposes of this section "unimproved or non-income producing property" does not include Properties under construction or under contract for development;

           (ii) to operate, maintain, finance, improve, own, grant options with respect to, sell, convey, assign, mortgage, exchange or lease and to cause to have constructed any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

           (iii) to execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of the Properties;

           (iv) to borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, and to secure the same by mortgage, pledge or other lien on any Properties or other assets of the Partnership; provided, however, that the aggregate amount of mortgage indebtedness which may be incurred in connection with the acquisition of Properties shall not exceed 80% of the Purchase Price of all Properties determined on a combined basis; and provided, further, that in connection with the borrowing of money recourse for the repayment of which is limited solely to property of the Partnership, no lender shall be granted or acquire, at any time as a result of making such a loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor;

           (v) to execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, mortgage note, bill of sale, contract or other instrument purporting to convey, exchange or encumber the real or personal property of the Partnership;

           (vi) to prepay in whole or in part, refinance, recast, increase, modify or extend any mortgages affecting the Properties and in connection therewith to execute any extensions or renewals of mortgages on any of the Properties;

           (vii) to execute an Agency Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to which said firm would assist the Partnership in the sale of Interests and pursuant to which the Partnership would agree to indemnify and hold harmless said firm from any liability incurred by it in so acting as agent for the Partnership; and

           (viii) to engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each State in which the Partnership is then formed or qualified.

     B. Any Person dealing with the Partnership or the General Partners may rely upon a certificate signed by the Managing General Partner, thereunto duly authorized, as to:

           (i) the identity of any General Partner or Limited Partner hereof;

           (ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a General Partner or in any other manner germane to the affairs of the Partnership;

           (iii) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

           (iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

     C. The Managing General Partner shall maintain in its records for at least five years any appraisal required to be obtained under the provisions of clause (i) of Section 5.2A.

SECTION 5.3  Authority of Partners to Deal With Partnership

     A. Without limitation upon the other powers set forth herein, the Managing General Partner is expressly authorized for, in the name of and on behalf of the Partnership to:

           (i) pay or cause to be paid to JMB Realty Corporation ("JMB") (the parent company of the Managing General Partner), or purchase Properties in connection with the purchase of which JMB shall receive from the sellers thereof, Acquisition Fees in an amount equal to 8% of the Limited Partners' Capital Contributions; provided, however, that (1) Acquisition Fees shall be paid only for services actually rendered, and (2) in no event shall the total of all Acquisition Fees paid to anyone exceed the lesser of (a) the compensation customarily charged in arm's length transactions by others rendering similar services as an on-going public activity in the same geographical location, and for comparable property or
(b) an amount equal to 18% of the Capital Contributions to the Partnership; and further provided that the limitation imposed in clause (2) shall be applied separately to each Property, with the 18% maximum percentage computed on that portion of the Capital Contributions (including a proportionate share of uninvested reserves, and the selling commissions and expenses incurred in connection with the offering contemplated by the Prospectus) applicable to the Property which is the subject of the transaction; and in no event shall Acquisition Fees payable to all pates in connection with the acquisition of any Property exceed 6% of the cost to the Partnership of such Property. In addition, in no event shall the total of all Acquisition Fees paid to anyone plus amounts paid to the General Partners under Section 4.2(iii) exceed the limitation set forth in subclauses (a) and (b) of clause (2) above;

           (ii)  enter into an Agency Agreement with Merrill Lynch,
Pierce, Fenner & Smith Incorporated providing for the payment of commissions to Carlyle Securities Corporation for participating as a Selected Dealer in the offering of Interests to the public; provided, however, that there shall be no selling commissions paid or received by any Person in connection with the sale of Interests to (and for the account of) a General Partner or Affiliated Person thereof;

           (iii) invest in partnerships or ventures which own a particular property in which an Affiliate of the General Partners (having comparable investment objectives) has also made, or is expected to make, an equity investment; provided, however, that (a) the Partnership and such Affiliate, considered together, have or acquire a controlling interest in such other ventures or partnerships, (b) there are no duplicate property management or other fees, (c) the Partnership's investment is on substantially the same terms and conditions as the investment of such Affiliate, (d) the purchase price of the Partnership's investment has been confirmed by independent appraisal as not greater than the fair market value of such investment, (e) such investment shall not result in the impairment, abrogation or circumvention of any of the terms or provisions of this Agreement and (f) the investments are not in public limited partnerships or other public real estate investment entities;

           (iv) enter into agreements with and pay fees to JMB or other Affiliated Persons of the General Partners in consideration of property management services respecting the Properties subject to the conditions of this Agreement (it being understood and agreed that the provision of such property management services does not constitute a part of the duties or obligations of the Managing General Partner as a general partner of the Partnership); provided, however, that any property management fee paid to JMB or any Affiliated Person thereof shall be competitive in price and terms with those of nonaffiliated Persons rendering comparable services which could reasonably be made available to the Partnership (but in no event at rates greater than 5% of the gross income from a Property);

           (v) pay or cause to be paid brokerage commissions to JMB Insurance Agency, Inc. or other Affiliated Persons of the General Partners in connection with insurance covering the Properties subject to the conditions that: (a) before any such brokerage services are provided, there will have been received quotations from three independent insurance brokers relating to the proposed coverage, which quotations shall be upon coverage and terms comparable to those proposed to be provided by JMB Insurance Agency, Inc., and such Agency shall not provide such insurance brokerage services unless it can obtain such insurance at a cost which is no greater than the lowest of the three unaffiliated insurance agency quotations; (b) in no event will the commissions earned by JMB Insurance Agency, Inc. on all insurance written on behalf of the Partnership exceed $25,000 per annum; and (c) if at any time JMB Insurance Agency, Inc. ceases to derive at least 75% of its gross income from insurance commissions with respect to insurance written for Persons who are not Affiliates of any of the General Partners, JMB Insurance Agency, Inc. shall not write any further insurance on behalf of the Partnership or any Property then owned by it;

           (vi) if the proceeds of the Partnership's sale of Interests as described in Section 3.3A are insufficient to make, or repay indebtedness incurred to make, required cash payments in connection with the acquisition of any Property or Properties acquired prior to the termination of the offering described in Section 3.3, sell to the General Partners or any Affiliates of the General Partners such Property or Properties, but only on terms which provide for cash payments to the Partnership equal to the Partnership's cash payments made in connection with the acquisition of such Property or Properties; and

           (vii) enter into banking transactions in the ordinary course of business with Continental Illinois National Bank and Trust Company of Chicago or acquire properties encumbered by indebtedness owed to such Bank.

     B. Other than as specifically authorized in Section 5.3A, the Managing General Partner is prohibited from entering into any agreements, contracts or arrangements on behalf of the Partnership with any General Partner or any Affiliated Person of any General Partner. Such prohibition shall include, without limitation, the following: (i) neither a General Partner nor any such Affiliated Person shall be given an exclusive right to sell or exclusive employment to sell Property for the Partnership (provided, however, that the General Partners may receive a portion of Sale or Refinancing Proceeds pursuant to Section 4.2); (ii) neither any General Partner nor any such Affiliated Person shall receive directly or indirectly a commission or fee in connection with the reinvestment of the proceeds of the sale, exchange or refinancing of any Property (provided, however, that JMB or another Affiliate of the General Partners may receive an Acquisition Fee in connection with the purchase of a Property which is in substitution for a Property transferred back to a seller or an affiliate thereof which transfer back does not constitute a Sale or Refinancing or result in Sale or Refinancing Proceeds if no Acquisition Fee was paid to and retained by JMB or another Affiliate of the General Partners in connection with the purchase of the Property so transferred back); (iii) neither any General Partner nor any such Affiliated Person shall enter into an agreement or contract with the Partnership for the development of any Property or the construction of improvements on any Property; and (iv) neither any General Partner nor any such Affiliated Person shall loan money to the Partnership with interest rates and other finance charges and fees in excess of the amounts that are charged by unrelated banks on comparable loans for the same purpose in the locality of the Property or make loans with a prepayment charge or penalty which are evidenced or secured by either a first or junior or all-inclusive note or mortgage except to the extent that such prepayment charge or penalty is attributable to an underlying encumbrance. In the event the Partnership utilizes any all-inclusive note said note shall provide that the Partnership shall receive credit on its obligation under said note for payments made by the Partnership directly on the underlying encumbrance and that a bank, escrow company or other paying agent shall collect payments (other than amounts not to be applied to the underlying encumbrance) on the all-inclusive note and make disbursements therefrom to the holder of the underlying encumbrance prior to making any disbursement to the holder of the all-inclusive note or in the alternative all payments on the all-inclusive note and underlying notes shall be made directly by the Partnership.

     C. Any agreements, contracts and arrangements with a General Partner or Affiliated Person of a General Partner permitted by clauses (iv) and (v) of Section 5.3A shall be subject to the following conditions:

           (i) any such agreements, contracts or arrangements shall be embodied in a written contract which precisely describes the subject matter thereof and all compensation to be paid therefor;

           (ii) no rebates or "give-ups" may be received by a General Partner or any such Affiliated Person, nor may the General Partner or any such Affiliated Person participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of this Agreement;

           (iii) neither a General Partner (in any capacity other than as General Partner) nor any such Affiliated Person may act as paying or purchasing agent for the Partnership and no funds of the Partnership may be paid to a General Partner or any such Affiliated Person by way of reimbursement for Partnership expenses other than organization and offering expenses or direct expenses as permitted by Section 5.1E;

           (iv) any such agreements, contracts or arrangements shall be fully and promptly disclosed to all Partners in the reports provided for in Sections 9.4A and 9.4C (stating the compensation to be paid by the Partnership);

           (v) any such agreements, contracts or arrangements shall be terminable by either party, without penalty, upon 60 days' prior written notice; and

           (vi) neither a General Partner nor any such Affiliated Person shall receive any brokerage commission (or any other form of compensation) from any Person in connection with the sale of any Property or other assets by the Partnership (provided, however, that the General Partners may receive a portion of Sale or Refinancing Proceeds pursuant to Section 4.2).

SECTION 5.4  Restrictions on Authority of Managing General Partner

     A. Without the Consent of all the Limited Partners, the Managing General Partner shall not have the authority to:

           (i)   do any act in contravention of this Agreement;

           (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership;

           (iii) confess a judgment against the Partnership;

           (iv) possess Partnership property, or assign its rights in specific Partnership property, for other than a Partnership purpose;

           (v) admit a Person as a General Partner, except as provided in this Agreement;

           (vi) admit a Person as a Limited Partner, except as provided in this Agreement;

           (vii) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction; or

           (viii) invest in junior trust deeds or similar obligations, except that the Partnership may advance a portion of the purchase price of a Property to the seller in the form of a loan, and except that junior trust deeds or similar obligations may be taken back from purchasers of Properties in connection with the sale thereof by the Partnership.

     B. Without the Consent of all the General Partners and (subject to Section 10.3) a majority in interest of the Limited Partners, the Managing General Partner shall not have the authority to:

           (i) sell or otherwise dispose of at one time all or substantially all the assets of the Partnership, except for a liquidating sale of a final Property remaining as a result of the sale of Properties in the ordinary course of business; or

           (ii)  elect to dissolve the Partnership.

     C. Without the Consent of all the General Partners the Managing General Partner shall not have the authority to purchase or to sell or otherwise dispose of any of the Properties.

     D. The Managing General Partner on behalf of the Partnership shall not purchase, lease or acquire any Property from any General Partner or any Affiliated Person of any General Partner or from any Person in which any General Partner or any Affiliated Person of any General Partner has a material interest. Notwithstanding the foregoing, the Managing General Partner may purchase Property in its own name, and assume loans in connection therewith and temporarily hold title thereto for the purpose of facilitating the acquisition of such Property or the borrowing of money or obtaining of financing for the Partnership, or completion of construction of the Property, or any other purpose related to the business of the Partnership, provided that such Property is purchased by the Partnership for a cash investment no greater than the cash investment in such Property by the Managing General Partner and that no other payment directly or indirectly arising out of such transaction is received by any General Partner or Affiliated Person thereof apart from compensation otherwise permitted by this Agreement. Except as otherwise provided herein, the Partnership shall not sell Property to any General Partner or any Affiliated Person of a General Partner. The Partnership shall not lease Property to any General Partner or any Affiliated Person of a General Partner.

     E. The Managing General Partner shall not on behalf of the Partnership acquire any Property in exchange for Interests in the Partnership.

     F. The Managing General Partner, in its capacity as such, or in its capacity as a general partner in any partnership or joint venture which may hold title to any Property, shall not do, or cause any of its subsidiaries acting in such capacity to do, or cause the Partnership to do, any act which would not be permitted under this Agreement to be done by it as the Managing General Partner if title to such Property were held directly by the Partnership, and shall, in general, act, and cause any such subsidiary or the Partnership to act, in such capacity in the same manner as if title to such Property were held directly by the Partnership.

     G. The Managing General Partner shall not utilize Disbursable Cash or Sale or Refinancing Proceeds for investment in Properties in addition to Properties purchased out of Capital Contributions.

SECTION 5.5  Duties and Obligations of the General Partners

     A. The General Partners shall take all action which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Illinois (and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged) and
(ii) for the acquisition, development, maintenance, preservation and operation of the Properties as contemplated by the Prospectus in accordance with the provisions of this Agreement and applicable laws and regulations (it being understood and agreed, however, that the provision of day-to-day property management services for specific properties is not the obligation of the General Partners of the Partnership).

     B. Each of the General Partners shall devote to the Partnership such time as may be necessary for the proper performance of its duties hereunder, but neither the officers and directors of the Managing General Partner nor the other General Partners shall be expected to devote their full time to the performance of such duties.

     C. The General Partners shall at all times use their best efforts to maintain their combined net worth at a sufficient level to meet all requirements of the Internal Revenue Code of 1954, as amended, under currently applicable rulings, regulations and policies of the Internal Revenue Service and as hereafter interpreted by the Internal Revenue Service, any agency of the Federal government or the courts, to assure that the Partnership will be classified for Federal income tax purposes as a partnership and not as an association taxable as a corporation, and shall, irrespective of such requirements, maintain their net worth at an amount at least equal to $1,000,000, being the minimum net worth required under Rule II of the Statement of Policy of the Midwest Securities Commissioners Association on the date of the Prospectus. The General Partners shall use their best efforts to cause JMB to comply in all respects with the terms of its obligation which shall be comparable to the General Partners' obligation and which shall be set forth in a written commitment to be received by the Partnership prior to the admission of Additional limited Partners under Section 3.3A.

     D. The Managing General Partner shall take such action as may be necessary or appropriate in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or in which such formation or qualification is necessary in order to protect the limited liability of the Limited Partners or in order to continue in effect such formation or qualification. The Managing General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Illinois, and in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or are required to reflect the identity of the Partners and the amounts of their respective Capital Contributions.

     E. Each of the General Partners shall at all times conduct its affairs and the affairs of the Partnership and all of its Affiliated Persons in such a manner that neither the Partnership nor any Partner nor any Affiliated Person of any Partner will have any personal liability under any mortgage on any of the Properties, unless in the opinion of the Managing General Partner it would be in the best interests of the Limited Partners.

     F. The Managing General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any Federal, state or local tax returns required to be filed by the Partnership. The Managing General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

     G. The Managing General Partner shall obtain and keep in force during the term hereof fire and extended coverage, workmen's compensation and public liability insurance in favor of the Partnership with such insurers and in such amounts as the Managing General Partner shall deem advisable, but in amounts not less (and with deductible amounts not greater) than those customarily maintained with respect to properties comparable to the Properties.

     H. The General Partners shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping and use of all Partnership funds and assets and the use thereof for the exclusive benefit of the Partnership. The Partnership shall not enter into any transaction with a General Partner or any of its Affiliated Persons which may significantly benefit such General Partner in its independent capacity or any such Affiliated Persons unless the transaction is entered into principally for the benefit of the Partnership in the ordinary course of Partnership business.

     I. In the case of any vote, consent or other action by the Limited Partners pursuant to the terms of this Agreement which shall become binding upon the Managing General Partner, the Managing General Partner, in acting on behalf of the Partnership in the Partnership's capacity as a partner in any partnership or joint venture which may hold title to any Property, shall, to the extent permitted by the partnership agreement relating to such partnership or joint venture, take corresponding or identical action or cause an Affiliate of the Managing General Partner in its capacity as a general partner of such partnership or joint venture to take such action pursuant to the terms of the partnership agreement relating to such partnership or joint venture and, in general, shall not act on behalf of the Partnership in such capacity in a manner inconsistent with any such vote, consent or other action pursuant to this Agreement.

     J. The General Partners shall use their best efforts to assure that the Partnership shall not be deemed an investment company as such term is defined in Investment Company Act of 1940.

SECTION 5.6  Compensation of General Partners

     The General Partners shall not in their capacities as General
Partners receive any salary, fees, profits or distributions except profits, distributions, fees and allocations to which they may be entitled under Articles Four and Five.

SECTION 5.7  Other Business of Partners

     Any Partner may engage independently or with others in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. Neither the Managing General Partner nor any Affiliate of any General Partner shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership and each of them shall have the right to take for its own account (individually or as a trustee) or to recommend to others any such particular investment opportunity. Notwithstanding the above, no General Partner or Affiliated Person of a General Partner shall offer for sale interests in a public limited partnership whose underlying properties are less than 75% specified and which has the same investment objectives as the Partnership until substantially all the net proceeds from the offering contemplated by the Prospectus have been invested or committed for investment in real properties as described in Section 3.4D hereof.

SECTION 5.8  Limitation on Liability of General Partners; Indemnification

     None of the General Partners shall be liable, responsible or accountable in damages or otherwise to any of the Limited Partners for any act or omission performed or omitted by them in good faith pursuant to the authority granted to them by this Agreement and in a manner reasonably believed by them to be within the scope of the authority granted to them by this Agreement and in the best interests of the Partnership, provided that such General Partner was not guilty of fraud, bad faith or negligence (gross or otherwise). The Partnership shall indemnify and save harmless the General Partners against any loss or damage incurred by them on behalf of the Partnership or in furtherance of the Partnership's interests without relieving the General Partners of liability for fraud, bad faith, negligence (gross or otherwise) or other breach of fiduciary duty. The satisfaction of any indemnification and any saving harmless shall be from and limited to Partnership assets, and no Limited Partner shall have any personal liability on account thereof.


                              ARTICLE SIX
        ADMISSION OF SUCCESSOR AND ADDITIONAL GENERAL PARTNERS

SECTION 6.1  Admission of Successor or Additional General Partners

     A. With the Consent of all the other General Partners and of such number of the Limited Partners as are then required under the Uniform Limited Partnership Act of the State of Illinois, and under the laws of such other jurisdictions in which the Partnership is formed or qualified, to consent to or ratify the admission of a General Partner, but in no event with the consent of less than a majority in interest of the Limited Partners, any General Partner may at any time designate one or more Persons to be successors to such General Partner or to be additional General Partners, in each case with such participation in such General Partner's Interest as such General Partner and such successors or additional General Partners may agree upon, provided that the Interests of the Limited Partners shall not be affected thereby. Each such designee shall become a successor or additional General Partner upon satisfying the conditions of
Section 11.2.

     B. Except in connection with a transfer to a successor or additional General Partner pursuant to Section 6.1A, no General Partner shall have any right to retire or withdraw voluntarily from the Partnership or to sell, transfer or assign its Interest, except that (i) it may substitute in its stead as General Partner any entity which has, by merger, consolidation or otherwise, acquired substantially all of its assets or stock and continued its business or (ii) it may cause to be admitted to the Partnership an additional General Partner or Partners to enable the aggregate net worth of the General Partners to comply with the provisions of Section 5.5C. Each such successor or additional General Partner shall be admitted as such to the Partnership upon satisfying the conditions of
Section 11.2. Each Limited Partner hereby Consents to the admission of any additional or successor General Partner pursuant to this Section 6.1B, and no further Consent or approval shall be required.

     C. Any voluntary withdrawal by any General Partner from the Partnership or any sale, transfer or assignment by such General Partner of its Interest shall be effective only upon the admission in accordance with
Section 6.1A of a successor or additional General Partner, as the case may be.

SECTION 6.2  Bankruptcy, Death, Dissolution or Incompetence of a
             General Partner

     A. In the event of the bankruptcy of a General Partner or the death or dissolution of a General Partner or the adjudication that a General Partner is incompetent (which term shall include, but not be limited to, insanity), the business of the Partnership shall be continued with Partnership property if such General Partner is not then the sole General Partner.

     B. Upon the bankruptcy, death, dissolution or adjudication of incompetence of a General Partner such General Partner shall immediately cease to be a General Partner and its Interest in the Partnership shall terminate; provided, however, that such termination shall not affect any rights or liabilities of such General Partner which matured prior to such event, or the value, if any, at the time of such event of the Interest of such General Partner.

     C. If, at the time of the bankruptcy, death, dissolution or adjudication of incompetence of a General Partner such General Partner was not the sole General Partner, the remaining General Partner or Partners shall continue the business of the Partnership and shall immediately (i) give Notification to the Limited Partners of such event and (ii) make such amendments to this Agreement and execute and file for recordation such amendments or other documents or instruments as are necessary to reflect the termination of the Interest of the bankrupt, deceased, dissolved or incompetent General Partner and such General Partner's having ceased to be a General Partner.

SECTION 6.3  Liability of a Withdrawn General Partner

     Any General Partner who shall voluntarily or involuntarily for any reason (including bankruptcy, death, dissolution or adjudication of incompetence) withdraw from the Partnership or sell, transfer or assign its Interest shall be and remain liable for all obligations and liabilities incurred by it as General Partner prior to the time such withdrawal, sale, transfer or assignment shall, as provided in Section 6.1, have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal, sale, transfer or assignment shall have become effective.

SECTION 6.4  Restrictions on Transfer of General Partner's Interest

     A. Notwithstanding anything to the contrary in this Article Six, a General Partner's Interest shall at all times be subject to the restrictions on transfer set forth in Sections 7.1A, 7.1B and 7.2D.

     B. Notwithstanding the provisions of Sections 6.1 and 6.5, unless at the time of the operation of Sections 6.1 or 6.5 counsel satisfactory to the Limited Partners (as defined in Section 10.3) shall have delivered to the Partnership an opinion to the effect that the giving of the Consent of the Limited Partners pursuant to Section 6.1 by express Consent of a majority in interest of the Limited Partners, or that the giving of the Consent in advance to the event specified in Section 6.1B, is permitted by the Uniform Limited Partnership Act of the State of Illinois and by the laws of such other jurisdictions in which the Partnership is formed or qualified, will not impair the limited liability of the Limited Partners and will not adversely affect the classification of the Partnership as a partnership for Federal income tax purposes, the Consent of the Limited Partners pursuant to Section 6.1 may then be given only by the express Consent at that time of such required number of Limited Partners as shall be set forth in said opinion.

     C. No assignee or transferee of all or any part of the Interest of a General Partner shall have any right to become a General Partner except as provided in this Article Six.

SECTION 6.5 Consent of Limited Partners to Admission of Successor or Additional General Partners

     Subject to the provisions of Sections 6.1 and 6.4, each of the Limited Partners by the execution of this Agreement hereby Consents to the admission of any Person as a successor or additional General Partner to which there has at the time been express Consent of a majority in interest of the Limited Partners pursuant to Section 6.1. Upon receipt pursuant to
Section 6.1 of the Consent of a majority in interest of the Limited Partners to such admission, subject to the provisions of Section 6.4, such admission shall, without any further Consent or approval of the Limited Partners, be an act of all the Limited Partners.

SECTION 6.6  Valuation of Interest of General Partner

     In the event of the removal of any General Partner, its Interest as a General Partner in the Partnership shall be appraised by two independent appraisers, one selected by the removed General Partner and one by the Limited Partners. In the event that such two appraisers are unable to agree on the value of the removed General Partner's Interest, they shall jointly appoint a third independent appraiser whose determination shall be final and binding. The Partnership shall pay the removed General Partner for the value of its Interest as so determined by delivery of a promissory note bearing interest at the rate of 6% per annum, with interest payable annually and principal payable, if at all, from any cash distribution which the removed General Partner otherwise would have been entitled to receive pursuant to Section 4.2 of this Agreement. Any amounts received pursuant to this Section 6.6 shall constitute complete and full discharge for all amounts owing to the removed General Partner on account of its Interest in the Partnership. For purposes of this Section 6.6, the independent appraiser selected by the Limited Partners shall be selected in the following manner: A list of three qualified MAI appraisers shall be obtained (by a General Partner not being removed) from the Chicago Board of Real Estate Appraisers and one of said three appraisers shall be selected by random number and proposed by such General Partner for selection by the Limited Partners. Such appraiser shall be deemed selected by the Limited Partners unless objected to in writing by a majority in interest of the Limited Partners within 45 days after Notification thereof is sent by such General Partner.

                             ARTICLE SEVEN
                TRANSFERABILITY OF PARTNERS' INTERESTS

SECTION 7.1  Restrictions on Transfers of Interests

     A. No sale or exchange of any Interest, or any fraction thereof, may be made if the Interest sought to be sold or exchanged, when added to the total of all other Interests sold or exchanged within the period of 12 consecutive months prior thereto, would, in the opinion of counsel for the Partnership, result in the Partnership being considered to have been terminated within the meaning of Section 708 of the Code.

     B. No transfer or assignment of any Interest, or any fraction thereof, may be made if counsel for the Partnership shall be of the opinion that such transfer or assignment would be in violation of any state securities or "Blue Sky" laws (including any investment suitability standards) applicable to the Partnership.

     C. No purported sale, assignment or transfer by a Limited Partner of an Interest after which the transferor or the transferee would hold an Interest representing a Capital Contribution of less than $5,000 will be permitted or recognized (except for transfers by gift, inheritance, intra-family transfers, family dissolutions and transfers to Affiliates).

SECTION 7.2  Assignees and Substituted Limited Partners

     A. If a Limited Partner dies, his executor, administrator or trustee, or, if he is adjudicated incompetent or insane, his committee, guardian or conservator, shall have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the decedent or incompetent possessed to assign all or any part of his Interest and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a Substituted Limited Partner. The death, dissolution, adjudication of incompetence or bankruptcy of a Limited Partner shall not dissolve the Partnership.

     B. The Partnership need not recognize for any purpose any assignment of all or any fraction of the Interest of a Limited Partner unless there shall have been filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement and represents that such assignment was made in accordance with all applicable laws and regulations (including investment suitability requirements).

     C. Any Limited Partner who shall assign all his Interest shall cease to be a Limited Partner of the Partnership, except that unless and until a Substituted Limited Partner is admitted in his stead, such assigning Limited Partner shall retain the statutory rights of an assignor of a limited partnership interest under the Uniform Limited Partnership Act of the State of Illinois.

     D. Any Person who is an assignee of all or any fraction of the Interest of a Limited Partner and who has satisfied the requirements of
Section 7.2B shall become a Substituted Limited Partner when such Person shall have satisfied the conditions of Section 11.2 and shall have paid all reasonable legal fees and filing costs in connection with his substitution as a Limited Partner; provided, however, that the substitution of any assignee of an Interest as a Substituted Limited Partner shall be subject to the consent of the Managing General Partner, which consent may be granted or withheld in its sole discretion. Notwithstanding the time at which the conditions of Section 11.2 shall have been satisfied or such legal fees and filing costs shall have been paid and notwithstanding whether any assignee of an Interest shall have become a Substituted Limited

Partner, any assignee of an Interest shall, (i) for the purposes of
Section 4.4C, be recognized as a holder of Interests as of the first day of the calendar quarter in which such assignment occurs and (ii) for the purposes of Section 4.4D, be recognized as a holder of Interests as of the date specified by the parties in the instrument of assignment provided for in Section 7.2B. Notwithstanding the foregoing, the rights of an assignee of an Interest who does not become a Substituted Limited Partner by reason of nonconsent thereto by the Managing General Partner shall be limited to receipt of his share of Disbursable Cash, Sale or Refinancing Proceeds and Partnership Profits and Losses for Tax Purposes as determined under Article Four, and the assignment to such an assignee shall be recognized not later than the last day of the calendar month following receipt of the instrument of assignment provided for in Section 7.2B.

     E. A Person who is the assignee of all or any fraction of the Interest of a Limited Partner, but does not become a Substituted Limited Partner and desires to make a further assignment of such Interest, shall be subject to all the provisions of this Article Seven to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his Interest.

     F. There shall be no restrictions on the assignment of Interests except as provided in this Article Seven.


                             ARTICLE EIGHT
            DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP


SECTION 8.1  Events Causing Dissolution

     The Partnership shall terminate upon the happening of any of the following events:

           (i) the bankruptcy, death, dissolution or adjudication of incompetence of a sole General Partner;

           (ii) the sale or other disposition of all the interests in real estate (including purchase money security interests) of the Partnership;

           (iii) the election by the Managing General Partner pursuant to
Section 5.4B(ii), or the vote by the Limited Partners pursuant to Section 10.2(ii), to dissolve the Partnership; or

           (iv) the happening of any other event causing the dissolution of the Partnership under the laws of the State of Illinois.

     Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's certificate of limited partnership shall have been cancelled and the assets of the Partnership shall have been distributed as provided in Section 8.3. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

SECTION 8.2  Capital Contribution upon Dissolution.

     Each holder of an Interest shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his Capital Contribution thereto and share of Profits or Losses for Tax Purposes thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any General Partner or any Limited Partner; provided, however, that upon dissolution and termination of the Partnership, the General Partners shall contribute to the Partnership in the proportion set forth below an aggregate amount equal to (and shall in no event be obligated to contribute more than) the lesser of (i) the deficit balance in their capital accounts at such termination, (ii) 1.01% of the Capital Contributions made by the Limited Partners, or (iii) the deficit in a hypothetical capital account of the General Partners assuming they had only an aggregate 1% of each material item of Partnership income, gain, loss, deduction or credit at all times during the existence of the Partnership. Such Capital Contribution under clauses (i), (ii) or (iii) shall be made 90% by the Managing General Partner and 10% by the Individual General Partners. The hypothetical capital account under clause (iii) above shall not take into account any actual distribution of cash during the life of the Partnership. No holder of an Interest shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

SECTION 8.3  Liquidation

     A. Upon dissolution of the Partnership, the Managing General Partner shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Partnership's certificate of limited partnership.

     B.    Notwithstanding the foregoing, in the event the Managing
General Partner shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Managing General Partner, in order to avoid such loss, may, after having given Notification to all the Limited Partners, to the extent not then prohibited by the Limited Partnership Act of any jurisdiction in which the Partnership is then formed or qualified and applicable in the circumstances, either defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations, or distribute the assets to the Partners in kind.

     C. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Partners so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the Accountants.

     D. All distributions upon liquidation of the Partnership, including distributions in kind, shall be deemed to be distributions arising from Sales or Refinancings and shall be made as distributions of Sale or Refinancing Proceeds in accordance with Section 4.2. Each holder of an Interest shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his Capital Contribution thereto and share of Disbursable Cash and Profits or Losses for Tax Purposes thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any General Partner or any Limited Partner.

                             ARTICLE NINE
      BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS, ETC.

SECTION 9.1  Books and Records

     A. The books and records of the Partnership shall be maintained at the principal office of the Partnership and shall be available for examination there by any Partner or his duly authorized representatives at any and all reasonable times. The Partnership may maintain such books and records and may provide such financial or other statements as the Managing General Partner in its sole discretion deems advisable. Any Partner, or his duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of the names and addresses of the Limited Partners (including the number of Interests owned by each of them).

     B. The Accountants shall audit all annual financial statements and reports to the Partners, which will be prepared in accordance with generally accepted accounting principles, and shall prepare for execution by the Managing General Partners all tax returns of the Partnership.

SECTION 9.2  Cash Basis and Fiscal Year

     The books of the Partnership shall be kept on the cash basis. The fiscal year of the Partnership shall be the calendar year.

SECTION 9.3  Bank Accounts

     The bank accounts of the Partnership shall be maintained in such banking institutions as the Managing General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the Managing General Partner may determine. All deposits and other funds not needed in the operation of the business may be invested in U.S. government securities, securities issued or guaranteed by U.S. government agencies, securities issued or guaranteed by states or municipalities, certificates of deposit and time or demand deposits in commercial banks, bankers' acceptances, savings and loan association deposits or deposits in members of the Federal Home Loan Bank System. The funds of the Partnership shall not be commingled with the funds of any other Person.

SECTION 9.4  Reports

     A. Within 60 days after the end of each fiscal quarter, the Managing General Partner shall send to each Person who was a Limited Partner at any time during the quarter then ended (i) a balance sheet (which need not be audited), (ii) a profit and loss statement (which need not be audited), (iii) a cash flow statement (which need not be audited),
(iv) a detailed statement describing (a) any new agreement, contract or arrangement required to be reported by Section 5.3C (iv) and (b) the amount of all fees and other compensation and distributions paid by the Partnership for such quarter to any General Partner or any Affiliated Person of any General Partner, (v) a report in narrative form summarizing the status of the Partnership's investments, (vi) until the Capital Contributions of the Partnership shall be fully invested, a special report of real property acquisitions including (a) a description of the properties purchased, (b) a description of the geographic locale and of the market upon which success of operation is dependent, (c) the date of appraisal and amount thereof, (d) the actual purchase price and terms, (e) the cash expended from Capital Contributions to acquire each Property and (f) the amount which then remains unexpended, stated in terms of both dollar amount and percentage of the total amount of Capital Contributions, and (vii) a report of the activities of the Partnership during such fiscal quarter.

     B. Within 75 days after the end of each fiscal year, the Managing General Partner shall send to each Person who was a Limited Partner at any time during the fiscal year then ended such tax information as shall be necessary for the preparation by such Limited Partner of his Federal income tax return, and required state income and other tax returns with regard to jurisdictions in which the Partnership is formed or qualified or owns Properties.

     C. Within 120 days after the end of each fiscal year, the Managing General Partner shall send to each Person who was a Limited Partner at any time during the fiscal year then ended (i) a balance sheet as of the end of such fiscal year and statements of income, partners' equity and changes in financial position for such fiscal year, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of the Accountants, (ii) a cash flow statement (which need not be audited), (iii) a report summarizing the fees and other remuneration paid by the Partnership for such fiscal year to any General Partner or any Affiliated Person of any General Partner, and
(iv) a statement (which need not be audited) showing the Disbursable Cash and Sale or Refinancing Proceeds distributed to each Person who was a Limited Partner at any time during such fiscal year in respect of such year, which statement shall identify Disbursable Cash distributed from operations during the year (including payments under management agreements and lease payments under net leases, if any, with sellers), Disbursable Cash from operations during the prior year and from uninvested reserves held from the proceeds of the offering of Interests.

     D. Within 30 days after the "occurrence of any Sale or Refinancing the Managing General Partner shall send to each Person who was a Limited Partner at the time of the occurrence of such Sale or financing a report as to the nature of such Sale or Refinancing and as to the Profit for Tax Purposes (including the amount of any recapture income) or Loss for Tax Purposes and Sale or Refinancing Proceeds arising from such Sale or Refinancing.

     E. Within 90 days after the end of each fiscal year of the Partnership, the Managing General Partner shall prepare and Me with the books and records of the Partnership available for inspection by Limited Partners a report containing a statement of the net worth of each General Partner, computed on the same basis as the statements of such net worth filed with the Securities and Exchange Commission in connection with the offering of Interests.

     F. The Managing General Partner shall prepare, and file with appropriate state authorities, all reports required to be so filed by state securities or "blue sky" authorities.

SECTION 9.5  Depreciation and Elections

     With respect to all depreciable assets of the Partnership, the Partnership may elect to use, so far as permitted by the provisions of the Code, accelerated depreciation methods; however, the Partnership may change to or elect some other method of depreciation so long as such other method is, in the opinion of the Managing General Partner, most advantageous to a majority in interest of the Limited Partners.

                              ARTICLE TEN
            MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS

SECTION 10.1  Meetings

     A. Meetings of the Limited Partners for any purpose may be called by the Managing General Partner and shall be called by the Managing General Partner upon receipt of a request in writing signed by 10% or more m interest of the Limited Partners. Notice of such meeting shall be sent within ten days after receipt of such request. Such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon thereat. Such meeting shall be held at the principal office of the Partnership, or at such other place as may be designated by the Managing General Partner or, if called upon the request of Limited Partners, as designated by such Limited Partners. In addition, upon receipt of a request in writing signed by 10% or more in interest of the Limited Partners, the Managing General Partner shall submit any matter (upon which the Limited Partners are entitled to act) to the Limited Partners for a vote by written Consent without a meeting.

     B. A notice of any such meeting shall be given either personally or by mail, not less than 15 days nor more than 60 days before the date of the meeting, to each Limited Partner at his record address, or at such other address which he may have furnished in writing to the Managing General Partner. Such notice shall be in writing, and shall state the place, date and hour of the meeting, and shall indicate that it is being issued at or by the direction of the Partner or Partners calling the meeting. The notice shall state the purpose or purposes of the meeting. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting. The presence in person or by proxy of a majority in interest of the Limited Partners shall constitute a quorum at all meetings of the Limited Partners; provided, however, that if there be no such quorum, holders of a majority in interest of such Limited Partners so present or so represented may adjourn the meeting from time to time without further notice, until a quorum shall have been obtained. No notice of the time, place or purpose of any meeting of Limited Partners need be given to any Limited Partner who attends in person or is represented by proxy (except when the Limited Partner attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened), or to any Limited Partner entitled to such notice who, in writing, executed and filed with the records of the meeting, either before or after the time thereof, waives such notice.

     C. For the purpose of determining the Limited Partners entitled to vote on, or to vote at, any meeting of the Partnership or any adjournment thereof, the Managing General Partner or the Limited Partners requesting such meeting may fix, in advance, a date as the record date for any such determination of Limited Partners. Such date shall not be more than 50 days nor less than ten days before any such meeting.

     D. Each Limited Partner may authorize any person or persons to act for him by proxy in all matters in which a Limited Partner is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

     E. At each meeting of Limited Partners, the Limited Partners present or represented by proxy shall elect such officers and adopt such rules for the conduct of such meeting as they shall deem appropriate.

SECTION 10.2  Voting Rights of Limited Partners

     Subject to Section 10.3, a majority in interest of the Limited Partners, without the concurrence of the General Partners, may (i) amend this Agreement, subject to the provisions of Section 11.2B and to the conditions that such amendment (a) may not in any manner allow the Limited Partners to take part in the control of the Partnership's business and (b) may not, without the consent of the General Partner affected, alter the rights, powers and duties of such General Partner as set forth in Article Five, the interest of the General Partners in Profits or Losses for Tax Purposes or in Disbursable Cash or Sale or Refinancing Proceeds or the valuation of the Interest of a General Partner as provided in Section 6.6;
(ii) dissolve the Partnership; or (iii) remove any General Partner and (unless such General Partner was the sole remaining General Partner) elect a replacement therefor.

SECTION 10.3  Conditions to Action by Limited Partners

     The right of the Limited Partners to vote to amend this Agreement, to dissolve the Partnership, to remove a General Partner and elect a replacement therefor and to approve the sale of all or substantially all the assets of the Partnership pursuant to Sections 5.4 and 10.2 shall not come into existence or be effective in any manner unless and until (A) the Partnership has received an opinion of counsel, which counsel is satisfactory to a majority in interest of the Limited Partners, as to the legality of such action and (B) either (i) the Partnership has received an opinion of counsel, which counsel is satisfactory to a majority in interest of the Limited Partners, that such action may be effected without subjecting the Limited Partners to liability as general partners under the Uniform Limited Partnership Act of the State of Illinois or under the laws of such other jurisdictions in which the Partnership is formed or qualified, or (ii) an Illinois court having original jurisdiction in the premises has entered a judgment to the foregoing effect, and (C) either (i) the Partnership has received an opinion of counsel, which counsel is satisfactory to a majority in interest of the Limited Partners, that such action may be effected without changing the Partnership's status for tax purposes or (ii) either a court having original jurisdiction has entered a judgment, or the Internal Revenue Service has issued a ruling, to the foregoing effect. For purposes of this Section 10.3, counsel will be deemed satisfactory to the Limited Partners if proposed by the Managing General Partner and affirmatively approved in writing within 45 days by a majority in interest of the Limited Partners; provided that if the holders of 10% or more of the outstanding Interests propose counsel for this purpose, such proposed counsel, and not counsel proposed by the General Partners, shall be submitted for such approval by the Limited Partners.


                            ARTICLE ELEVEN
                       MISCELLANEOUS PROVISIONS

SECTION 11.1  Appointment of Managing General Partner as Attorney-in-Fact

     A. Each Limited Partner, including each Additional and Substituted Limited Partner, by the execution of this Agreement, irrevocably constitutes and appoints the Managing General Partner his true and lawful attorney-in-fact with full power and authority in his name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

           (i) all certificates and other instruments (including counterparts of this Agreement), and any amendment thereof, which the Managing General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the Uniform Limited Partnership Act of the State of Illinois) in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing General Partner, necessary to protect the limited liability of the Limited Partners;

           (ii) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments which the Managing General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

           (iii) all conveyances and other instruments which the Managing General Partner deems appropriate to reflect the dissolution and termination of the Partnership.


     B. The appointment by all Limited Partners of the Managing General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the Managing General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, and shall survive the bankruptcy, death, incompetence or dissolution of any Person hereby giving such power and the transfer or assignment of all or any part of the Interest of such Person; provided, however, that in the event of the transfer by a Limited Partner of all or any part of his Interest, the foregoing power of attorney of a transferor Limited Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

SECTION 11.2  Amendments

     A. Each Additional Limited Partner, Substituted Limited Partner, additional General Partner and successor General Partner shall become a signatory hereof by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments, and in such manner, as the Managing General Partner shall determine. By so signing, each Additional Limited Partner, Substituted Limited Partner, successor General Partner or additional General Partner, as the case may be, shall be deemed to have adopted, and to have agreed to be bound by all the provisions of, this Agreement, as amended from time to time in accordance with the provisions of this Agreement; provided, however, that no such counterpart shall be binding until it shall have been accepted by the Managing General Partner pursuant to the provisions of Sections 3.3D or 7.2D.

     B. In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partners with the Consent of a majority in interest of the Limited Partners; provided, however, that without the Consent of the Partners to be adversely affected by the amendment, this Agreement may not be amended so as to (i) convert a Limited Partner's Interest into a General Partner's Interest; (ii) modify the limited liability of a Limited Partner; or (iii) alter the Interest of a Partner in Profits or Losses for Tax Purposes or in Disbursable Cash or Sale or Refinancing Proceeds.

     C. In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managing General Partner, without the consent of any of the Limited Partners, (i) to add to the representations, duties or obligations of the General Partners or surrender any right or power granted to the General Partners herein, for the benefit of the Limited Partners; (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; and (iii) to delete or add any provision of this Agreement required to be so deleted or added by the Staff of the Securities and Exchange Commission or other Federal agency or by a State "Blue Sky" commissioner or similar such official, which addition or deletion is deemed by such Commission, agency or official to be for the benefit or protection of the Limited Partners; provided, however, that no amendment shall be adopted pursuant to this Section 11.2C unless the adoption thereof (1) is for the benefit of or not adverse to the interests of the Limited Partners; (2) is consistent with Section 5.1; (3) does not affect the distribution of Disbursable Cash or Sale or Refinancing Proceeds or the allocation of Profits and Losses for Tax Purposes among the Limited Partners or between the Limited Partners and the General Partners; and (4) does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for Federal income tax purposes.

     D. If this Agreement shall be amended as a result of adding or substituting a Limited Partner, the amendment to this Agreement shall be signed by the Managing General Partner and by the Person to he substituted or added and, if a Limited Partner is to be substituted, by the assigning Limited Partner. If this Agreement shall be amended to reflect the designation of an additional General Partner, such amendment shall be signed by the other General Partner or Partners and by such additional General Partner. If this Agreement shall be amended to reflect the withdrawal of a General Partner when the business of the Partnership is being continued, such amendment shall be signed by the withdrawing General Partner (and such General Partner hereby so agrees) and by the remaining or successor General Partner or Partners.

     E. In making any amendments, there shall be prepared and filed by the Managing General Partner for recording such documents and certificates as shall be required to be prepared and filed under the Uniform Limited Partnership Act of the State of Illinois and under the laws of the other jurisdictions under the laws of which the Partnership is then formed or qualified, not less frequently, in the case of substitution of a Limited Partner, than once each calendar quarter.

SECTION 11.3 Ownership by Limited Partner of General Partners or Affiliated Persons

     No Limited Partner shall at any time, either directly or indirectly, own any stock or other interest in any General Partner or in any Affiliated Person of any General Partner if such ownership by itself or in conjunction with the stock or other interest owned by other Limited Partners would, in the opinion of counsel for the Partnership, jeopardize the classification of the Partnership as a partnership for Federal income tax purposes. The Managing General Partner shall be entitled to make such reasonable inquiry of the Limited Partners as is required to establish compliance by the Limited Partners with the provisions of this Section 11.3.

SECTION 11.4  Limitation on Joint Venture Investments

     With respect to any partnership or joint venture organized to hold title to any of the Properties and which the Partnership, the General Partners or Affiliated Persons of the General Partners or any of them control directly or indirectly, the General Partners shall obtain, prior to the taking of title to such Property, an opinion of either Mayer, Brown & Plait or Lawler, Felix & Hall to the effect that such partnership will be a partnership for Federal income tax purposes and the General Partners will use their best efforts to insure that such partnership or joint venture is or shall be duly organized, holds or shall hold good title to such Property and is or shall be taxable as a partnership for Federal income tax purposes.

SECTION 11.5  Binding Provisions

     The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto.

SECTION 11.6  Applicable Law

     This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

SECTION 11.7  Counterparts

     This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

SECTION 11.8  Separability of Provisions


     Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

SECTION 11.9  Section Titles

     Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                            GENERAL PARTNERS:

                            JMB PROPERTIES-V INC.

                            By    /JUDD D. MALKIN/
                                  Judd D. Malkin, Chairman


                                  /NEIL G. BLUHM/
                                  Neil G. Bluhm


                                  /JUDD D. MALKIN
                                  Judd D. Malkin


                            INITIAL LIMITED PARTNER:

                            JMB REALTY CORPORATION

                            By    /NEIL G. BLUHM/
                                  Neil G. Bluhm, President

STATE OF ILLINOIS           )
                            )     ss:
COUNTY OF COOK              )


     BE IT REMEMBERED, that on this 15th day of July, 1977, personally came before me, a Notary Public in and for the County and State aforesaid, Judd D. Malkin as Chairman of JMB Properties-V, Inc., an Illinois corporation, Neil G. Bluhm as President of JMB Realty Corporation, a Delaware corporation, and Neil G. Bluhm and Judd D. Malkin, individually, and they duly executed the above Amended and Restated Agreement of Limited Partnership and acknowledged said Agreement to be their act and deed of said corporation and individuals.




                            ----------------------------------------
                                       Notary Public

                              SCHEDULE A



                                                         Capital
                                                       Contribution
                                                       ------------

     GENERAL PARTNERS:

     JMB Properties-V, Inc. . . . . . . . . . . . .         $  500
     875 North Michigan Avenue
     Chicago, Illinois 60611

     Judd D. Malkin . . . . . . . . . . . . . . . .         $  250
     875 North Michigan Avenue
     Chicago, Illinois 60611

     Neil G. Bluhm. . . . . . . . . . . . . . . . .         $  250
     875 North Michigan Avenue
     Chicago, Illinois 60611

     LIMITED PARTNER:

     JMB Realty Corporation . . . . . . . . . . . .         $5,000
     875 North Michigan Avenue
     Chicago, Illinois 60611
                                                            ------

               Total. . . . . . . . . . . . . . . .         $6,000
                                                            ======

AS AMENDED BY AMENDMENT DATED AS OF DECEMBER 22, 1986




                     AMENDMENT TO THE CERTIFICATE
                       OF LIMITED PARTNERSHIP OF
                     JMB INCOME PROPERTIES, LTD.-V
                     -----------------------------




Dated:     As of December 22, 1986


     WHEREAS, the parties hereto are the general partners (the "Partners")

of JMB Income Properties, Ltd.-V, a limited partnership organized under the laws of the State of Illinois (hereinafter referred to as the

 "Partnership"), and


     WHEREAS, the Partners have executed the attached Acknowledgment and desire to embody such Acknowledgement in an amendment to the certificate and agreement of limited partnership, as amended, of the Partnership.


     NOW, THEREFORE, the certificate and agreement of limited partnership of the Partnership is amended by adding as a part thereof the

Acknowledgment attached hereto.

                     JMB INCOME PROPERTIES, LTD.-V

                            ACKNOWLEDGMENT
                            --------------



     This Acknowledgment is made and executed as of the 22nd day of

December, 1986 by Judd D. Malkin and Neil G. Bluhm (the "Individual General

Partners"), and JMB Realty Corporation, a Delaware corporation (the

"Corporate General Partner").



     WHEREAS, the Individual General Partners are general partners of JMB

Income Properties, Ltd.-V, a limited partnership organized under the laws of the State of Illinois (the "Partnership"); and



     WHEREAS, JMB Properties-V, Inc., an Illinois corporation and a wholly owned subsidiary of the Corporate General Partner, which has served as the corporate general partner of the Partnership, has been merged into the

Corporate General Partner and the Corporate General Partner has agreed to continue as the corporate general partner of the Partnership.



     NOW, THEREFORE, the parties hereby agree and acknowledge as follows:



     1.    The Individual General Partners and the Corporate General

Partner shall continue as general partners of the Partnership, each with all of the rights and powers of general partners therein, as set forth in the certificate and agreement of limited partnership of the Partnership,

as amended to date (the "Partnership Agreement") and in the Uniform Limited

Partnership Act of the State of Illinois, and the Partnership and its

business shall be continued in all respects.



     2.    The Corporate General Partner hereby agrees that it is a

signatory to the Partnership Agreement, together with the Individual

General Partners, and adopts and agrees to be bound by all of the provisions of the Partnership Agreement, as amended from time to time in accordance with the provisions of the Partnership Agreement.



     3.    The Individual General Partners and the Corporate General

Partner agree that the Corporate General Partner is hereby authorized and empowered, on behalf of the Individual general Partners, the

Corporate General Partner, the Partnership or any of the foregoing,

to execute any and all documents, enter into any and all agreements, or take any and all other actions, in the name of the Partnership or otherwise, as shall be necessary or appropriate in connection with the business of the Partnership at any time.  It is further understood and agreed that the Chairman, President or any Vice President of the Corporate

General Partner (including either

Individual General Partner who is Chairman, President or a Vice President

of the Corporate General Partner) may act for and in the name of the

Corporate General Partner in the exercise by the Corporate General Partner of any of its rights and powers hereunder.  In dealing with the Corporate

General Partner (or the Chairman, President or any Vice President thereof)

so acting on behalf of the Individual General Partners, Corporate General

Partner or Partnership, no person shall be required to inquire into the authority of the Corporate General Partner or such individual to bind the

Partnership.  Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the Corporate General Partner

(and of the Chairman, President or any Vice President of the Corporate

General Partner) as set forth herein.



     4.    The Individual General Partners and Corporate General Partner

agree to take any and all other actions as shall be necessary or appropriate to reflect the continuation of the Partnership's business,

including the filing with any agency of this document and any other documents which shall be necessary or appropriate in connection therewith.



     5.    Nothing contained herein or contemplated hereby shall be deemed to render the Individual General

Partners or the Corporate General Partner liable for any obligations for which they would otherwise not be liable as general partners of the

Partnership.



     IN WITNESS WHEREOF, the parties hereto have executed this

Acknowledgement as of the date first above written.




/s/  Judd D. Malkin
------------------------------
Judd D. Malkin



/s/ Neil G. Bluhm
------------------------------
Neil G. Bluhm




JMB REALTY CORPORATION



By:  [ executed signature ]
     ------------------------
     Vice President

STATE OF ILLINOIS     )
                        :  ss.:
COUNTY OF COOK        )




           Before me, the undersigned, a Notary Public in and for said County and State, on this day personally appeared Neil G. Bluhm, Judd D. Malkin, and Gary Nickele, the Vice President of JMB Realty Corporation, a Delaware corporation, personally known to be to be the persons whose names are subscribed in the foregoing instrument, and acknowledged to me that they executed the same for the purposes and consideration therein expressed, and in the capacities and pursuant to authority therein expressed, and under oath swore that the statements therein are true and correct.

           Given under my hand and seal of office this 22nd day of December, 1986.




                                  /s/ Kathleen R. Hennessy
                                  ------------------------------
                                  Notary Public, in and for
                                  Cook County, Illinois




"OFFICIAL SEAL"
Kathleen R. Hennessy
Notary Public, State of Illinois
My Commission Expires August 25, 1990

AS AMENDED BY AMENDMENT DATED AS OF JANUARY 1, 1991





                             AMENDMENT TO
                         AMENDED AND RESTATED
                       PARTNERSHIP AGREEMENT OF
                     JMB INCOME PROPERTIES, LTD.-V



     WHEREAS, the parties hereto (the "Partners") have formed, or ratified the formation of, JMB Income Properties, Ltd.-V, (the "Partnership") pursuant to the Uniform Limited Partnership act as then in effect in the State of Illinois and have conformed the Partnership to the Revised Uniform Limited Partnership act as in effect in the State of Illinois (the "Act"); and

     WHEREAS, the Partners deem it to be in the best interests of the Partners and of the Partnership to add a new Section 4.3F to the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Agreement") effective as of January 1, 1991.

     NOW, THEREFORE, the Agreement is hereby amended so that the following
Section is hereby added to the Agreement:

     "4.3F Notwithstanding any allocation contained in this Agreement, if at any time profits (including items thereof) are realized by the Partnership, any current or anticipated reduction of the share of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) of the General Partners or any anticipated cash distribution to the General Partners would cause the deficit balance in absolute amount in the Capital Account of the General Partners (as adjusted for gains which have been recognized by the General Partners related to cash distributions received (either actual or deemed) from the Partnership prior to January 1, 1991 and not reflected in their Capital Accounts) to be greater than their share of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution, then the allocation of profits under this Article Four to the General Partners shall be increased to the extent necessary to cause the deficit balance (in absolute amount) in the Capital Account of the General Partners (as adjusted for gains which have been recognized by the General Partners related to cash distributions received (either actual or deemed) from the Partnership prior to January 1, 1991 and not reflected in their Capital Accounts) to be no more than their respective shares of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution; provided, however, that in no event shall allocations under this Section 4.3F be taken into consideration when making the computation contained in clause
(i) of the first sentence of Section 8.2."

     IN WITNESS WHEREOF, the undersigned have executed this Amendment to Amended and Restated Partnership Agreement effective as of January 1, 1991.



MANAGING GENERAL PARTNER               LIMITED PARTNERS
------------------------               ----------------

JMB Realty Corporation                 JMB Realty Corporation



By:  /s/ Neil G. Bluhm                 By:   /s/ Neil G. Bluhm
     --------------------                    --------------------
     Neil G. Bluhm                           Neil G. Bluhm
     President                               President




ASSOCIATE GENERAL PARTNERS             As Attorney-in-Fact for the
--------------------------             Limited Partners of JMB Income
                                       Properties, Ltd.-V in
/s/ Judd D. Malkin                     possession of, and pursuant
------------------------------         to, a duly authorized and
Judd D. Malkin                         executed Power-of-Attorney
                                       from each of said Limited
                                       Partners.

/s/ Neil G. Bluhm
------------------------------
Neil G. Bluhm